Exhibit 23.1

CONSENT OF KPMG ACCOUNTANTS N.V.

We consent to the incorporation by reference in the registration statement Nos. 333-119274, 333-115128 and 333-109929 on Form S-3 of priceline.com Incorporated and in the registration statement Nos. 333-122414, 333-65034, 333-55578 and 333-83233 on Form S-8 of priceline.com Incorporated of our report dated September 28, 2005 with respect to the consolidated balance sheet of Bookings B.V. and subsidiaries as of December 31, 2004 and the related consolidated profit and loss account and cash flows for the year then ended, which report appears in this Form 8-K/A of priceline.com Incorporated.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

September 28, 2005